Exhibit 99.1

Transmeridian Exploration Incorporated

Announces Intention to Conduct Exchange Offer with respect to

12% Senior Secured Notes due 2010

Houston, Texas, June 18, 2008 (PRIMENEWSWIRE) – Transmeridian Exploration Incorporated (AMEX: TMY) (“Transmeridian”) announced today that it intends to cause Transmeridian Exploration Inc., a British Virgin Islands company and wholly owned subsidiary of Transmeridian (“TMEI”), to commence an exchange offer and related consent solicitation for any and all of TMEI’s outstanding 12% Senior Secured Notes due December 15, 2010 (the “12% Senior Notes”).

Under the terms of the exchange offer as currently contemplated by Transmeridian and United Energy Group Limited (HK: 467.HK) (“UEG”), participating holders of the 12% Senior Notes would receive cash consideration for 10% of their 12% Senior Notes, and would receive new senior notes for the remaining 90% of their 12% Senior Notes. The new senior notes would be issued by TMEI, and would have the same coupon payments, maturity date and security package as the 12% Senior Notes, but would not include a right of holders to have their new senior notes repurchased upon a change of control of Transmeridian or TMEI that would result from the consummation of the transactions between Transmeridian and UEG, as announced on June 11, 2008.

Concurrently with the exchange offer, TMEI intends to solicit consents from holders of the 12% Senior Notes to certain proposed amendments to the indenture under which the 12% Senior Notes were issued and waivers of the application of certain provisions thereof in order to allow the transactions between Transmeridian and UEG to occur. Holders of the 12% Senior Notes may not participate in the exchange offer without providing the foregoing consents and waivers. In addition, both the exchange offer and consent solicitation will be conditioned upon, among other things, the participation of the holders of 90% of the outstanding principal amount of the 12% Senior Notes. The successful completion of the exchange offer and consent solicitation is a condition precedent to the completion of the transactions between Transmeridian and UEG.

Further details regarding the exchange offer and consent solicitation will be announced on the date the offer is commenced.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia; its main asset is a 100% interest in the South Alibek field in western Kazakhstan.

Cautionary Statement

Transmeridian currently intends to solicit proxies for use at either the 2008 annual meeting or a special meeting of common stockholders, or at any adjournment or postponement thereof, to vote in favor of approval and adoption of the Investment Agreement dated June 11, 2008 between Transmeridian and UEG and certain other matters related to the consummation of the transactions contemplated thereby and, in the case of the 2008 annual meeting to vote on any other matters that shall be voted upon at Transmeridian’s 2008 annual meeting of stockholders. Transmeridian currently intends to file a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC’) in connection with this solicitation of proxies. All Transmeridian common stockholders are strongly encouraged to read the proxy statement when it becomes available, because it will contain important information. Transmeridian common stockholders may obtain copies of the proxy statement and related materials, if and when they are available, for free at the SEC’s website at www.sec.gov.

The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Transmeridian stockholders for use at Transmeridian’s 2008 annual meeting or a special meeting of stockholders and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the proxy statement on Schedule 14A that Transmeridian currently intends to file with the SEC.

This press release is provided for informational purposes only and is not an offer to sell new notes or an offer to exchange new notes for 12% Senior Notes and is not a solicitation of an offer to sell 12% Senior Notes or to exchange 12% Senior Notes for new notes. Any securities offered in connection with the transaction will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from applicable registration requirements. The foregoing exchange offer and consent solicitation will be made solely by an offer to exchange and consent solicitation statement and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “intend,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of Transmeridian’s management and currently available information. They are not guarantees of future performance, and investors are cautioned that all forward-looking statements involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause the actual results, performance or achievements of Transmeridian to be materially different from those that may be expressed or implied by such statements, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and other filings with the SEC. Although Transmeridian believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

For more information please contact the following:

Lorrie T. Olivier, CEO	Phone: (713) 458-1100
Earl W. McNiel, CFO	Fax: (713) 781-6593
5847 San Felipe, Suite 4300	E-mail: tmei@tmei.com
Houston, Texas 77057	Website: www.tmei.com